Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS FIRST QUARTER 2019 NET INCOME OF $1.3 BILLION,
$2.61 DILUTED EPS

Strong loan growth, net interest margin expanded, expenses well controlled

PITTSBURGH, April 12, 2019 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	1Q19	4Q18	1Q18
Net income $ millions	$1,271	$1,351	$1,239
Diluted earnings per common share	$2.61	$2.75	$2.43

“PNC delivered a very good first quarter. Year over year, we grew net income, and compared with fourth quarter 2018, net interest income was stable despite two fewer days, our net interest margin expanded and we kept expenses flat. While the provision increased reflecting our solid loan growth, overall credit quality remained strong. Additionally, we grew capital, providing us with flexibility into the future. As 2019 unfolds, we remain confident about the strength of the economy and the opportunities to drive growth, efficiency and value over the long term as we continue to focus on doing what is best for our shareholders, customers, employees and communities.
 As a Main Street bank, we believe our prosperity is proportional to that of the constituencies we serve, and are pleased to note that during the quarter, PNC learned that we received an “Outstanding” Community Reinvestment Act rating from the OCC — the highest possible rating and one that we are proud to have earned for every exam period since the inception of CRA in 1977. And we recently announced that we are extending our commitment to Grow Up Great, our signature program focused on early childhood education, now a $500 million initiative benefiting 40 markets.”
         Bill Demchak, PNC Chairman, President and Chief Executive Officer

Income Statement Highlights
First quarter 2019 compared with fourth quarter 2018

▪	Net income was $1.3 billion, a decrease of $80 million, or 6 percent.

▪	Total revenue of $4.3 billion declined $54 million, or 1 percent.

▪
Net interest income of $2.5 billion was slightly lower by $6 million as higher loan and securities yields and loan balances were offset by higher funding costs and balances and the impact of two fewer days in the first quarter.

–	Net interest margin increased 2 basis points to 2.98 percent.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 2

▪	Noninterest income of $1.8 billion decreased $48 million, or 3 percent.

–	Fee income declined $31 million, or 2 percent, to $1.5 billion due to seasonally lower revenue.

–
Other noninterest income of $308 million decreased $17 million, or 5 percent, and included negative Visa Class B derivative fair value adjustments of $31 million in the first quarter compared with positive adjustments of $42 million in the fourth quarter.

▪	Noninterest expense was essentially unchanged at $2.6 billion.

▪
Provision for credit losses increased $41 million to $189 million reflecting loan growth, including new loans and increased utilization, and reserve increases attributable to certain commercial credits. The commercial loan provision increased $31 million and the consumer loan provision increased $10 million.

▪	The effective tax rate was 16.3 percent for both first quarter 2019 and fourth quarter 2018.
Balance Sheet Highlights

▪	Average loans increased $2.6 billion, or 1 percent, to $228.5 billion in the first quarter compared with the fourth quarter.

–
Average commercial lending balances grew $2.5 billion due to loan growth in PNC's corporate banking business of $3.5 billion, as well as growth in business credit, partially offset by a decrease in average loans in the real estate business driven by seasonally lower multifamily agency warehouse lending balances of $1.5 billion.

–
Average consumer lending balances increased $.1 billion due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower home equity and education loans.

▪	Overall credit quality remained strong.

–	Nonperforming assets of $1.8 billion at March 31, 2019 decreased $23 million, or 1 percent, compared with December 31, 2018.

–	Net charge-offs increased to $136 million for the first quarter compared with $107 million for the fourth quarter driven by consumer loans.

▪
Average deposits increased $.7 billion to $267.2 billion in the first quarter compared with the fourth quarter reflecting growth in consumer deposits substantially offset by seasonal declines in commercial deposits.

▪	Average investment securities increased $.2 billion to $82.3 billion in the first quarter compared with the fourth quarter.

▪	Average balances held with the Federal Reserve of $14.7 billion decreased $1.7 billion compared with the fourth quarter.

▪	PNC returned $1.2 billion of capital to shareholders in the first quarter through repurchases of 5.9 million common shares for $725 million and dividends on common shares of $438 million.

▪	PNC maintained a strong capital position.

–	The Basel III common equity Tier 1 capital ratio was an estimated 9.8 percent at March 31, 2019 and 9.6 percent at December 31, 2018.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 3

Earnings Summary
In millions, except per share data		1Q19	4Q18	1Q18
Net income		$1,271	$1,351	$1,239
Net income attributable to diluted common shares		$1,189	$1,274	$1,158
Diluted earnings per common share		$2.61	$2.75	$2.43
Average diluted common shares outstanding		456	463	476
Return on average assets		1.34%	1.40%	1.34%
Return on average common equity		11.13%	11.83%	11.04%
Book value per common share	Quarter end	$98.47	$95.72	$91.39
Tangible book value per common share (non-GAAP)	Quarter end	$78.07	$75.42	$71.58
Cash dividends declared per common share		$.95	$.95	$.75

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				1Q19 vs	1Q19 vs
In millions	1Q19	4Q18	1Q18	4Q18	1Q18
Net interest income	$2,475	$2,481	$2,361	—	5%
Noninterest income	1,811	1,859	1,750	(3)%	3%
Total revenue	$4,286	$4,340	$4,111	(1)%	4%

Total revenue for the first quarter of 2019 decreased $54 million compared with the fourth quarter and increased $175 million compared with the first quarter of 2018. Net interest income and noninterest income declined in the fourth quarter comparison and increased compared with first quarter 2018.
Net interest income for the first quarter of 2019 decreased $6 million compared with the fourth quarter and increased $114 million compared with the first quarter of 2018. In both comparisons, higher loan and securities yields and balances were partially offset by higher deposit and borrowing costs and balances. For the first quarter of 2019, this increase was more than offset by the impact of two fewer days compared with the fourth quarter. The net interest margin increased to 2.98 percent for the first quarter of 2019 compared with 2.96 percent for the fourth quarter of 2018 and 2.91 percent for the first quarter of 2018.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 4

Noninterest Income				Change	Change
				1Q19 vs	1Q19 vs
In millions	1Q19	4Q18	1Q18	4Q18	1Q18
Asset management	$437	$428	$455	2%	(4)%
Consumer services	371	387	357	(4)%	4%
Corporate services	462	468	429	(1)%	8%
Residential mortgage	65	59	97	10%	(33)%
Service charges on deposits	168	192	167	(13)%	1%
Other	308	325	245	(5)%	26%
	$1,811	$1,859	$1,750	(3)%	3%

Noninterest income for the first quarter of 2019 declined $48 million compared with the fourth quarter from seasonally lower fee income and lower other noninterest income. Asset management revenue, including earnings from PNC's equity investment in BlackRock, increased $9 million reflecting higher average equity markets. Consumer services, corporate services and service charges on deposits decreased due to seasonally lower transaction volumes and activity. Residential mortgage revenue increased $6 million as a result of a reduction in the negative adjustment for residential mortgage servicing rights valuation, net of economic hedge, and higher servicing fee income partially offset by lower loan sales revenue. Other noninterest income decreased $17 million reflecting negative derivative fair value adjustments related to Visa Class B common shares of $31 million compared with positive adjustments of $42 million in the fourth quarter partially offset by asset gains and higher revenue from private equity investments.
Noninterest income for the first quarter of 2019 increased $61 million compared with the first quarter of 2018. Asset management revenue, including earnings from PNC's equity investment in BlackRock, declined $18 million. Consumer service fees increased $14 million driven by higher debit card, brokerage and credit card activity. Corporate service fees grew $33 million reflecting higher merger and acquisition advisory fees and treasury management product revenue. Residential mortgage revenue decreased $32 million as a result of a negative adjustment for residential mortgage servicing rights valuation, net of economic hedge, compared with a benefit in first quarter 2018 and lower loan sales revenue. Other noninterest income increased $63 million and included higher gains on asset sales and higher revenue from private equity investments partially offset by the negative Visa Class B derivative fair value adjustments.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q19 vs	1Q19 vs
In millions	1Q19	4Q18	1Q18	4Q18	1Q18
Personnel	$1,414	$1,348	$1,354	5%	4%
Occupancy	215	202	218	6%	(1)%
Equipment	273	285	273	(4)%	—
Marketing	65	84	55	(23)%	18%
Other	611	658	627	(7)%	(3)%
	$2,578	$2,577	$2,527	—	2%

Noninterest expense in total for the first quarter of 2019 was essentially unchanged from the fourth quarter. Seasonally higher personnel expense related to incentive compensation and occupancy expense were offset by seasonally lower marketing expense, lower equipment costs and lower professional services and other expense as PNC continued to focus on expense management.
Noninterest expense for the first quarter of 2019 increased $51 million compared with the first quarter of 2018. Investments in support of business growth were reflected in higher personnel expense and higher marketing expense, which included costs for PNC's national retail digital strategy. These increases were offset in part by a decrease in FDIC deposit insurance as a result of the elimination of the surcharge assessment.
The effective tax rate was 16.3 percent for both the first quarter of 2019 and fourth quarter of 2018 and 17.0 percent for the first quarter of 2018.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $385.9 billion in the first quarter of 2019, an increase of 1 percent compared with $383.1 billion in the fourth quarter of 2018 driven by loan growth. Average total assets increased 3 percent compared with $376.3 billion in the first quarter of 2018 as higher average investment securities, loans, and short-term investments were partially offset by lower interest-earning deposits with banks. Total assets were $392.8 billion at March 31, 2019, $382.3 billion at December 31, 2018 and $379.2 billion at March 31, 2018.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 6

Loans				Change	Change
				1Q19 vs	1Q19 vs
In billions	1Q19	4Q18	1Q18	4Q18	1Q18
Average
Commercial lending	$154.7	$152.2	$148.2	2%	4%
Consumer lending	73.8	73.7	72.9	—	1%
Average loans	$228.5	$225.9	$221.1	1%	3%

Quarter end
Commercial lending	$158.4	$152.3	$148.9	4%	6%
Consumer lending	73.9	74.0	72.7	—	2%
Total loans	$232.3	$226.3	$221.6	3%	5%

Average loans for the first quarter of 2019 grew $2.6 billion compared with the fourth quarter. Average commercial lending balances increased $2.5 billion due to loan growth in PNC's corporate banking business of $3.5 billion, as well as growth in business credit, partially offset by a decrease in average loans in the real estate business driven by seasonally lower multifamily agency warehouse lending balances of $1.5 billion. Average consumer lending balances increased $.1 billion due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower home equity and education loans. Total loans at March 31, 2019 grew $6.0 billion compared with December 31, 2018 with an increase in commercial lending balances of $6.1 billion and a decrease in consumer lending balances of $.1 billion.
First quarter 2019 average and period end loans increased $7.4 billion and $10.7 billion, respectively, compared with first quarter 2018 driven by growth in both commercial and consumer lending balances.

Investment Securities				Change	Change
				1Q19 vs	1Q19 vs
In billions	1Q19	4Q18	1Q18	4Q18	1Q18
Average	$82.3	$82.1	$74.6	—	10%
Quarter end	$83.9	$82.7	$74.6	1%	12%

Average investment securities for the first quarter of 2019 increased $.2 billion and period end balances increased $1.2 billion compared with the fourth quarter due to net purchase activity. First quarter 2019 average and period end investment securities increased $7.7 billion and $9.3 billion, respectively, compared with the first quarter of 2018. Net unrealized gains on available for sale securities were $.5 billion at March 31, 2019 compared with net unrealized losses of $.1 billion at December 31, 2018 and $.2 billion at March 31, 2018.
Average balances held with the Federal Reserve Bank decreased to $14.7 billion in the first quarter of 2019 from $16.4 billion in the fourth quarter and $25.4 billion in the first quarter of 2018 as investment of liquidity continued. Balances held with the Federal Reserve were $15.0 billion at March 31, 2019, $10.5 billion at December 31, 2018, and $28.6 billion at March 31, 2018. The lower balance

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 7

at year end 2018 reflected short-term investments in resale agreements included in other assets on the balance sheet.

Deposits				Change	Change
				1Q19 vs	1Q19 vs
In billions	1Q19	4Q18	1Q18	4Q18	1Q18
Average
Noninterest-bearing	$71.4	$75.3	$77.2	(5)%	(8)%
Interest-bearing	195.8	191.2	183.4	2%	7%
Average deposits	$267.2	$266.5	$260.6	—	3%

Quarter end
Noninterest-bearing	$71.6	$74.0	$78.3	(3)%	(9)%
Interest-bearing	199.6	193.8	186.4	3%	7%
Total deposits	$271.2	$267.8	$264.7	1%	2%

Average deposits for the first quarter of 2019 increased $.7 billion compared with the fourth quarter and deposits at March 31, 2019 increased $3.4 billion over December 31, 2018 due to growth in consumer deposits partially offset by seasonal declines in commercial deposits. First quarter 2019 average and period end deposits increased $6.6 billion and $6.5 billion, respectively, compared with first quarter 2018. Higher interest-bearing deposits reflected consumer deposit growth, including from the national retail digital strategy, as well as a shift of commercial deposits from noninterest-bearing as deposit rates have risen.

Borrowed Funds				Change	Change
				1Q19 vs	1Q19 vs
In billions	1Q19	4Q18	1Q18	4Q18	1Q18
Average	$59.8	$58.8	$59.7	2%	—
Quarter end	$59.9	$57.5	$58.1	4%	3%

Average borrowed funds for the first quarter of 2019 increased $1.0 billion compared with the fourth quarter and borrowed funds at March 31, 2019 increased $2.4 billion compared with December 31, 2018 reflecting higher federal funds purchased for liquidity management. First quarter 2019 average and period end borrowed funds increased $.1 billion and $1.8 billion, respectively, compared with first quarter 2018 as higher federal funds purchased, Federal Home Loan Bank borrowings and subordinated debt were largely offset by lower bank notes and senior debt.

Capital
	3/31/2019	*	12/31/2018	3/31/2018
Common shareholders' equity In billions	$44.5		$43.7	$43.0
Basel III common equity Tier 1 capital ratio	9.8%		9.6%	9.6%
* Ratio estimated

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 8

PNC maintained a strong capital position. Common shareholders’ equity at March 31, 2019 increased $.8 billion compared with December 31, 2018 due to first quarter net income partially offset by share repurchases and dividends, and to an improvement in accumulated other comprehensive loss related to net unrealized securities gains.
PNC returned $1.2 billion of capital to shareholders in the first quarter of 2019 through repurchases of 5.9 million common shares for $725 million and dividends on common shares of $438 million. PNC has purchased a total of 15.3 million shares for $2.0 billion under current share repurchase programs of up to $2.9 billion for the four-quarter period ending in the second quarter of 2019. These programs include repurchases of up to $.3 billion related to stock issuances under employee benefit plans.
On April 4, 2019, the PNC board of directors declared a quarterly cash dividend on common stock of 95 cents per share effective with the May 5, 2019 dividend payment date.
The Basel III common equity Tier 1 capital ratio was calculated based on the standardized approach for the risk-weighting of assets. See Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			3/31/19 vs	3/31/19 vs
In millions	3/31/2019	12/31/2018	3/31/2018	12/31/18	3/31/18
Nonperforming loans	$1,653	$1,694	$1,842	(2)%	(10)%
Nonperforming assets	$1,785	$1,808	$2,004	(1)%	(11)%
Accruing loans past due 90 days or more	$590	$629	$628	(6)%	(6)%
Net charge-offs	$136	$107	$113	27%	20%
Provision for credit losses	$189	$148	$92	28%	105%
Allowance for loan and lease losses	$2,692	$2,629	$2,604	2%	3%

Overall credit quality for the first quarter of 2019 remained strong. Provision for credit losses for the first quarter increased $41 million compared with the fourth quarter reflecting loan growth, including new loans and increased utilization, and reserve increases attributable to certain commercial credits. The commercial loan provision increased $31 million and the consumer loan provision increased $10 million.
Nonperforming assets at March 31, 2019 declined $23 million compared with December 31, 2018 primarily due to lower nonperforming home equity and commercial real estate loans partially offset by higher nonperforming commercial loans. Nonperforming assets decreased $219 million compared with March 31, 2018 as a result of lower nonperforming commercial, commercial real estate and consumer loans. Nonperforming assets to total assets were .45 percent at March 31, 2019, .47 percent at December 31, 2018 and .53 percent at March 31, 2018.
Overall delinquencies at March 31, 2019 declined $49 million, or 3 percent, compared with December 31, 2018. Accruing loans 30 to 59 days past due increased $49 million primarily due to higher commercial real estate and equipment lease financing delinquencies. Accruing loans past due

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 9

60 to 89 days decreased $59 million and accruing loans past due 90 days or more decreased $39 million.
Net charge-offs for the first quarter of 2019 increased $29 million compared with the fourth quarter driven by higher consumer loan net charge-offs of $24 million due to lower home equity loan recoveries and higher credit card net charge-offs. Compared with first quarter 2018, net charge-offs increased $23 million attributable to higher auto and credit card net charge-offs. Net charge-offs for the first quarter of 2019 were .24 percent of average loans on an annualized basis compared with .19 percent for the fourth quarter of 2018 and .21 percent for the first quarter of 2018.
The allowance for loan and lease losses to total loans was 1.16 percent at both March 31, 2019 and December 31, 2018 and 1.18 percent at March 31, 2018. The allowance to nonperforming loans increased to 163 percent at March 31, 2019 compared with 155 percent at December 31, 2018 and 141 percent at March 31, 2018.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	1Q19	4Q18	1Q18
Retail Banking	$264	$313	$249
Corporate & Institutional Banking	552	651	563
Asset Management Group	45	42	62
Other, including BlackRock	410	345	365
Net income	$1,271	$1,351	$1,239
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				1Q19 vs	1Q19 vs
In millions	1Q19	4Q18	1Q18	4Q18	1Q18
Net interest income	$1,349	$1,319	$1,218	$30	$131
Noninterest income	$595	$696	$635	$(101)	$(40)
Provision for credit losses	$128	$119	$69	$9	$59
Noninterest expense	$1,468	$1,487	$1,456	$(19)	$12
Earnings	$264	$313	$249	$(49)	$15

In billions
Average loans	$75.2	$74.8	$73.5	$.4	$1.7
Average deposits	$165.1	$161.8	$160.0	$3.3	$5.1

Retail Banking earnings for the first quarter of 2019 decreased compared with the fourth quarter of 2018 and increased compared with the first quarter of 2018. Noninterest income declined compared with the fourth quarter due to seasonally lower service charges on deposits and consumer service fees, including merchant services and debit card fees, and negative derivative fair value adjustments related to Visa Class B common shares compared with positive adjustments in the fourth quarter. Noninterest income decreased compared with the first quarter of 2018 due to lower residential mortgage revenue attributable to a negative adjustment for residential mortgage servicing rights

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 10

valuation, net of economic hedge, compared with a benefit in first quarter 2018, and lower loan sales revenue, as well as the negative Visa derivative fair value adjustments. These decreases were partially offset by growth in consumer services, including higher debit and credit card and brokerage fees. Provision for credit losses increased compared with the fourth quarter as a result of the credit card portfolio and increased compared with first quarter 2018 as loan balances in the credit card and auto portfolios increased. Noninterest expense declined compared with the fourth quarter primarily due to lower marketing and equipment expense and increased compared with first quarter 2018 due to higher marketing costs, including expense related to the national retail digital strategy.

▪
Average loans increased 1 percent and 2 percent compared with the fourth and first quarters of 2018, respectively, due to growth in residential mortgage, auto, credit card and unsecured installment loans partially offset by lower home equity and education loans.

▪
Average deposits grew 2 percent compared with the fourth quarter and 3 percent compared with first quarter 2018 as overall deposit and customer growth drove higher savings, demand and certificates of deposit partially offset by lower money market deposits reflecting a shift to relationship-based savings products.

▪	Net charge-offs were $132 million for the first quarter of 2019 compared with $112 million in the fourth quarter and $100 million in the first quarter of 2018.

▪
Residential mortgage loan origination volume was $1.7 billion for the first quarter of 2019 compared with $1.6 billion for the fourth quarter and $1.7 billion for the first quarter of 2018. Approximately 56 percent of first quarter 2019 volume was for home purchase transactions compared with 67 percent and 56 percent for the fourth and first quarters of 2018, respectively.

▪
The third party residential mortgage servicing portfolio was $123 billion at March 31, 2019 compared with $125 billion at both December 31, 2018 and March 31, 2018. Residential mortgage loan servicing acquisitions were $1 billion for first quarter 2019, $2 billion for fourth quarter 2018 and $1 billion for first quarter 2018.

▪
Approximately 68 percent of consumer customers used non-teller channels for the majority of their transactions during the first quarter of 2019 compared with 67 percent in the fourth quarter and 64 percent in the first quarter of 2018.

▪
Deposit transactions via ATM and mobile channels were 57 percent of total deposit transactions in the first quarter of 2019 compared with 55 percent in the fourth quarter and 54 percent in the first quarter of 2018.

Corporate & Institutional Banking				Change	Change
				1Q19 vs	1Q19 vs
In millions	1Q19	4Q18	1Q18	4Q18	1Q18
Net interest income	$898	$930	$882	$(32)	$16
Noninterest income	$576	$632	$547	$(56)	$29
Provision for credit losses	$71	$42	$41	$29	$30
Noninterest expense	$686	$687	$653	$(1)	$33
Earnings	$552	$651	$563	$(99)	$(11)

In billions
Average loans	$141.9	$139.5	$135.5	$2.4	$6.4
Average deposits	$88.6	$91.8	$87.9	$(3.2)	$.7

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 11

Corporate & Institutional Banking earnings for the first quarter of 2019 decreased in both comparisons. Noninterest income declined compared with the fourth quarter primarily due to lower gains on asset sales and seasonally lower loan syndication fees and revenue from commercial mortgage banking activities partially offset by higher merger and acquisition advisory fees. Noninterest income increased compared with the first quarter of 2018 primarily due to higher merger and acquisition advisory fees and treasury management product revenue. Provision for credit losses in the first quarter of 2019 increased compared with the fourth quarter reflecting portfolio growth, including new loans and increased utilization, and reserve increases attributable to certain commercial credits. Noninterest expense increased compared with the first quarter of 2018 largely as a result of investments in strategic initiatives and variable costs associated with increased business activity.

▪
Average loans increased 2 percent compared with the fourth quarter primarily due to growth in PNC’s corporate banking business as well as growth in business credit partially offset by seasonally lower multifamily agency warehouse lending in the real estate business. Average loans grew 5 percent over the first quarter of 2018 reflecting growth in both PNC’s corporate banking and business credit businesses.

▪
Average deposits decreased 4 percent from the fourth quarter reflecting seasonal declines and increased 1 percent compared with the first quarter of 2018 due to growth in interest-bearing deposits substantially offset by a decline in noninterest-bearing demand deposits as deposit rates have risen.

▪	Net charge-offs were $5 million in the first quarter of 2019 compared with $2 million in the fourth quarter of 2018 and $9 million in the first quarter of 2018.

Asset Management Group				Change	Change
				1Q19 vs	1Q19 vs
In millions	1Q19	4Q18	1Q18	4Q18	1Q18
Net interest income	$70	$70	$74	—	$(4)
Noninterest income	$217	$216	$226	$1	$(9)
Provision for credit losses (benefit)	(1)	—	$(7)	$(1)	$6
Noninterest expense	$230	$232	$225	$(2)	$5
Earnings	$45	$42	$62	$3	$(17)

In billions
Client assets under administration at quarter end	$288	$272	$277	$16	$11
Average loans	$6.8	$6.9	$7.0	$(.1)	$(.2)
Average deposits	$12.9	$12.5	$12.5	$.4	$.4

Asset Management Group earnings for the first quarter of 2019 increased compared with the fourth quarter of 2018 and decreased compared with the first quarter of 2018. Noninterest income increased over the fourth quarter reflecting higher average equity markets and decreased compared with first quarter 2018 due to changes in the mix of assets under management.

▪	Client assets under administration at March 31, 2019 include discretionary assets under management of $158 billion and nondiscretionary assets under administration of $130 billion.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 12

–	Discretionary client assets under management increased $10 billion compared with both December 31, 2018 and March 31, 2018 primarily attributable to equity market increases.
Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity investment in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain non-strategic runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3498 and (303) 223-4362 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2019 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21916444 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31	December 31	March 31
	2019	2018	2018
Revenue
Net interest income	$2,475	$2,481	$2,361
Noninterest income	1,811	1,859	1,750
Total revenue	4,286	4,340	4,111
Provision for credit losses	189	148	92
Noninterest expense	2,578	2,577	2,527
Income before income taxes and noncontrolling interests	$1,519	$1,615	$1,492
Net income	$1,271	$1,351	$1,239
Less:
Net income attributable to noncontrolling interests	10	14	10
Preferred stock dividends (a)	63	55	63
Preferred stock discount accretion and redemptions	1	1	1
Net income attributable to common shareholders	$1,197	$1,281	$1,165
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	5	5	5
Impact of BlackRock earnings per share dilution	3	2	2
Net income attributable to diluted common shares	$1,189	$1,274	$1,158
Diluted earnings per common share	$2.61	$2.75	$2.43
Cash dividends declared per common share	$.95	$.95	$.75
Effective tax rate (b)	16.3%	16.3%	17.0%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended
	March 31	December 31	March 31
	2019	2018	2018
PERFORMANCE RATIOS
Net interest margin (a)	2.98%	2.96%	2.91%
Noninterest income to total revenue	42%	43%	43%
Efficiency (b)	60%	59%	61%
Return on:
Average common shareholders' equity	11.13%	11.83%	11.04%
Average assets	1.34%	1.40%	1.34%
BUSINESS SEGMENT NET INCOME (LOSS) (c)
In millions
Retail Banking	$264	$313	$249
Corporate & Institutional Banking	552	651	563
Asset Management Group	45	42	62
Other, including BlackRock (d)	410	345	365
Total net income	$1,271	$1,351	$1,239

(a)
Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use interest income on a taxable-equivalent basis in calculating net interest yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018 were $27 million, $28 million and $29 million, respectively.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(d)
Includes earnings and gains or losses related to PNC's equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	March 31	December 31	March 31
	2019	2018	2018
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$392,837	$382,315	$379,161
Loans (a)	$232,293	$226,245	$221,614
Allowance for loan and lease losses	$2,692	$2,629	$2,604
Interest-earning deposits with banks	$15,261	$10,893	$28,821
Investment securities	$83,869	$82,701	$74,562
Loans held for sale (a)	$686	$994	$965
Equity investments (b)	$12,567	$12,894	$12,008
Mortgage servicing rights	$1,812	$1,983	$1,979
Goodwill	$9,218	$9,218	$9,218
Other assets (a)	$34,761	$34,408	$27,949
Noninterest-bearing deposits	$71,606	$73,960	$78,303
Interest-bearing deposits	$199,615	$193,879	$186,401
Total deposits	$271,221	$267,839	$264,704
Borrowed funds (a)	$59,860	$57,419	$58,039
Total shareholders’ equity	$48,536	$47,728	$46,969
Common shareholders’ equity	$44,546	$43,742	$42,983
Accumulated other comprehensive income (loss)	$(5)	$(725)	$(699)
Book value per common share	$98.47	$95.72	$91.39
Tangible book value per common share (Non-GAAP) (c)	$78.07	$75.42	$71.58
Period end common shares outstanding (millions)	452	457	470
Loans to deposits	86%	84%	84%
Common shareholders' equity to total assets	11.3%	11.4%	11.3%
CLIENT ASSETS (billions)
Discretionary client assets under management	$158	$148	$148
Nondiscretionary client assets under administration	130	124	129
Total client assets under administration	288	272	277
Brokerage account client assets	51	47	49
Total client assets	$339	$319	$326
CAPITAL RATIOS
Basel III (d)
Common equity Tier 1	9.8%	9.6%	9.6%
Tier 1 risk-based	10.9%	10.8%	10.8%
Total capital risk-based (e)	13.0%	13.0%	12.8%
Leverage	9.6%	9.4%	9.4%
Supplementary leverage	8.1%	7.8%	7.9%
ASSET QUALITY
Nonperforming loans to total loans	.71%	.75%	.83%
Nonperforming assets to total loans, OREO and foreclosed assets	.77%	.80%	.90%
Nonperforming assets to total assets	.45%	.47%	.53%
Net charge-offs to average loans (for the three months ended) (annualized)	.24%	.19%	.21%
Allowance for loan and lease losses to total loans	1.16%	1.16%	1.18%
Allowance for loan and lease losses to nonperforming loans	163%	155%	141%
Accruing loans past due 90 days or more (in millions)	$590	$629	$628

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our 2018 Form 10-K included, and our first quarter 2019 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)	Amounts include our equity interest in BlackRock.

(c)	See the Tangible Book Value per Common Share table on page 17 for additional information.

(d)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 16 for additional information. The ratios as of March 31, 2019 are estimated.

(e)
The 2019 and 2018 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $60 million and $80 million, respectively, that are subject to a phase-out period that runs through 2021.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

Because PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2019 and 2018 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s Basel III Common equity Tier 1 capital ratios. Under the Basel III rules applicable to PNC, significant common stock investments in unconsolidated financial institutions (for PNC, primarily BlackRock), mortgage servicing rights and deferred tax assets must be deducted from capital (net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes accumulated other comprehensive income (loss) related to securities currently and those transferred from, available for sale, as well as pension and other postretirement plans.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	March 31	December 31	March 31
Dollars in millions	2019 (estimated)	2018	2018
Common stock, related surplus and retained earnings, net of treasury stock	$44,552	$44,467	$43,681
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,260)	(9,277)	(9,343)
Basel III total threshold deductions	(3,077)	(3,464)	(3,272)
Accumulated other comprehensive income (loss)	1	(610)	(645)
All other adjustments	(165)	(211)	(121)
Basel III Common equity Tier 1 capital	$32,051	$30,905	$30,300

Basel III standardized approach risk-weighted assets (b)	$328,359	$320,595	$314,922
Basel III advanced approaches risk-weighted assets (c)	$299,563	$282,902	$280,385
Basel III Common equity Tier 1 capital ratio	9.8%	9.6%	9.6%
Risk weight and associated rules utilized	Standardized

(a)	All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.

(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(c)
Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements through the parallel run qualification phase.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules, additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	March 31	December 31	March 31
Dollars in millions, except per share data	2019	2018	2018
Book value per common share	$98.47	$95.72	$91.39
Tangible book value per common share
Common shareholders' equity	$44,546	$43,742	$42,983
Goodwill and other intangible assets	(9,450)	(9,467)	(9,533)
Deferred tax liabilities on Goodwill and other intangible assets	190	190	192
Tangible common shareholders' equity	$35,286	$34,465	$33,642
Period-end common shares outstanding (millions)	452	457	470
Tangible book value per common share (Non-GAAP)	$78.07	$75.42	$71.58

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 18

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date made. We do not assume any duty to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to recently enacted tax legislation, changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Impacts of tariffs and other trade policies of the U.S. and its global trading partners.

–	Slowing or reversal of the current U.S. economic expansion.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:

–	U.S. economic growth has accelerated over the past two years to above its long-run trend.

–	However, growth is expected to slow over the course of 2019 and into 2020. Growth is expected to rebound in the second quarter following a soft first quarter 2019.

–	We expect further gradual improvement in the labor market this year, including job gains and rising wages, will be another positive for consumer spending.

–	Trade restrictions and geopolitical concerns are downside risks to the forecast.

–	Inflation has slowed in early 2019, to below the FOMC’s 2 percent objective, but is expected to rise in the second half of the year.

–	Our baseline forecast is for no change to the federal funds rate in 2019 and 2020, with the rate staying in its current range of 2.25 to 2.50 percent.

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to review by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

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PNC Reports First Quarter 2019 Net Income of $1.3 Billion, $2.61 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–	Changes to regulations governing bank capital and liquidity standards.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2018 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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